Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary:	Mercantile Bankshares Corporation Completes Acquisition of
Community Bank of Northern Virginia

Baltimore, Maryland, May 19, 2005 — Mercantile Bankshares Corporation (“Bankshares”) (Nasdaq: MRBK) announced today the completion of its acquisition of Sterling, Virginia-based Community Bank of Northern Virginia (“CBNV”) (Nasdaq: CBNV) effective at 11:59 PM on May 18, 2005. Completion of the transaction followed the favorable vote of CBNV shareholders on May 16, 2005, approval of the relevant bank regulatory agencies and satisfaction of all other conditions of closing.

CBNV has been merged into Mercantile-Safe Deposit and Trust Company (MSD&T), a wholly owned subsidiary of Bankshares, and becomes part of Mercantile Potomac Bank, the Washington division of MSD&T.

 “This acquisition significantly advances our plans for growth in the extremely attractive Northern Virginia market,” said Edward J. Kelly III, Chairman, President and CEO of Bankshares. “Both Mercantile and Community Bank have strong commercial orientations and a decidedly customer-focused approach to business. We will leverage these strengths to expand our franchise in this high growth area.”

Under terms of the merger agreement, shareholders of CBNV are entitled to receive either 0.4005 shares of Bankshares stock for each share of CBNV stock they hold, or cash in the amount of $20.375, without interest, for each such share, subject to the election and allocation procedures detailed in the merger agreement such that 60% of the total consideration is paid in Bankshares stock and 40% in cash.

As of the election deadline on May 16, valid cash elections were made for 7.73% of CBNV shares; therefore, each share for which a cash election was made will be exchanged for $20.375 in cash, without interest.  After applying the allocation procedures in the merger agreement, shareholders who did not make a cash election are entitled to receive Bankshares common stock in exchange for 65.03% of their non-electing shares of CBNV stock (and cash in lieu of fractional shares) and cash in exchange for 34.97% of their non-electing shares of CBNV stock.

Mercantile Bankshares Corporation, with more than $15 billion in assets, is a regional multibank holding company with headquarters in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company, 10 community banks and a mortgage banking company.  Its 11 banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania.  Mercantile-Safe Deposit and Trust Company represents approximately 40% of total assets and operates 56 offices in Maryland, Northern Virginia, Washington, D.C., and southern Pennsylvania. Additional information is available at www.mercantile.com.

Contact:

David E. Borowy

Investor Relations

410-347-8361

David.Borowy@mercantile.com

Janice M. Davis

Corporate Communications

410-237-5971

Janice.Davis@mercantile.net